UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of The Securities Exchange Act of 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): July 18, 2012

GILEAD SCIENCES, INC.
(Exact name of registrant as specified in its charter)

DELAWARE (State or other jurisdiction of incorporation)	0-19731 (Commission File Number)	94-3047598 (I.R.S. Employer Identification No.)
333 LAKESIDE DRIVE, FOSTER CITY, CALIFORNIA (Address of principal executive offices) 94404 (Zip Code)
(650) 574-3000 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 - REGISTRANT'S BUSINESS AND OPERATIONS

Item 1.01 Entry into a Material Definitive Agreement.

On July 18, 2012, Gilead Sciences, Inc. (Gilead) entered into a Purchase and Sale Agreement and Joint Escrow Instructions (the Agreement) with Electronics For Imaging, Inc. (EFI), pursuant to which Gilead agreed to acquire certain real property and improvements and certain other assets from EFI for a total purchase price of $180 million (the Purchase Price).

The property to be purchased by Gilead pursuant to the Agreement consists of the office building located at 303 Velocity Way, Foster City, California (the Building), associated real property and certain other assets related to the Building and the property (collectively, the Property). In order to facilitate the transition of the occupancy of the Building, Gilead will lease back to EFI a portion of the Building for a limited term after closing.

Under the Agreement, Gilead will deposit in escrow $5.0 million toward the Purchase Price. Upon execution of the Agreement, the due diligence period commenced, during which Gilead will review, among other things, the Building, Property and contracts and other documents related to the Property. The due diligence period will last until the earlier of (i) 90 days after Gilead's receipt of all due diligence documentation or (ii) 90 days after Gilead provides written notice to end the due diligence period. Prior to the end of the due diligence period, Gilead may terminate the Agreement in its sole discretion for any reason. The due diligence period may be extended for an additional period under certain circumstances to further investigate the environmental conditions of the Property, subject to certain termination rights during the extension. After expiration of the due diligence period, the closing of the transaction will remain subject to the satisfaction of certain closing conditions, including, without limitation, the execution of certain ancillary agreements and receipt of certain consents. If the closing conditions are met, the acquisition of the Building and Property will be completed 10 business days after expiration of the due diligence period, unless otherwise agreed by the parties. The closing date may not extend beyond January 14, 2013.

Gilead may also terminate the Agreement if EFI breaches the terms of the Agreement or if, prior to closing of the sale of the Property, there is any condemnation, damage or destruction as a result of fire or other casualty that is reasonably estimated to cost or be valued at more than $5.0 million.

The foregoing description of the Agreement does not purport to be complete and is subject to, and qualified in its entirety by reference to, the full text of the Agreement, which will be filed as an exhibit to Gilead's Quarterly Report on Form 10-Q for the quarter ending September 30, 2012.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

GILEAD SCIENCES, INC.
(Registrant)
/s/ Robin L. Washington
Robin L. Washington Senior Vice President and Chief Financial Officer

Date:    July 20, 2012